PROMISORY NOTE

$10,000,000.00

November 19, 2004

12K LLC, a Florida Limited Liability Company
2022 Hendricks Avenue
Jacksonville, Florida 32207
(Individually and collectively ‘‘Borrower’’)

Wachovia Bank, National Association
225 Water Street
Jacksonville, Florida 32202
(Hereinafter referred to as ‘‘Bank’’)

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Ten Million and No/100 Dollars ($10,000,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this ‘‘Note’’).

LOAN AGREEMENT.    This Note is subject to the provisions of that certain Loan Agreement between Bank and Borrower of even date herewith, as modified from time to time.

LINE OF CREDIT.    Borrower may borrow, repay and reborrow, and, upon the request of Borrower, Bank shall advance and readvance under this Note from time to time (each an ‘‘Advance’’ and together the ‘‘Advances’’), so long as the total principal balance outstanding under this Note at any one time does not exceed the principal amount stated on the face of this Note, subject to the limitations described in any loan agreement to which this Note is subject. Bank’s obligation to make Advances under this Note shall terminate if a demand for payment is made under this Note or if a Default (as defined in the other Loan Documents) under any Loan Document occurs or in any event, on the first anniversary hereof unless renewed or extended by Bank in writing upon such terms then satisfactory to Bank. As of the date of each proposed Advance, Borrower shall be deemed to represent that each representation made in the Loan Documents is true as of such date.

If Borrower subscribes to Bank’s cash management services and such services are applicable to this line of credit, the terms of such service shall control the manner in which funds are transferred between the applicable demand deposit account and the line of credit for credit or debit to the line of credit.

USE OF PROCEEDS.    Borrower shall use the proceeds of the loan(s) evidenced by this Note for the commercial purposes of Borrower, as follows:    To purchase investments (non Reg U Type) and for the issuance of Letters of Credit.

SECURITY.    Raymond K. Mason and Minerva R. Mason JTWROS has granted Bank a security interest in the collateral described in the Loan Documents, including, but not limited to, personal property collateral described in that certain Security Agreement of even date herewith.

INTEREST RATE.    Interest shall accrue on the unpaid principal balance of this Note from the date hereof at the LIBOR Market Index Rate plus 1.25%, as that rate may change from day to day in accordance with changes in the LIBOR Market Index Rate (‘‘Interest Rate’’). ‘‘LIBOR Market Index Rate’’, for any day, means the rate for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

DEFAULT RATE.    In addition to all other rights contained in this Note, if a default in the payment of Obligations occurs, all outstanding Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. §101, as in effect from time to time) between Borrower and Bank or its affiliates, shall bear interest at the Interest Rate plus 3% (‘‘Default Rate’’). The Default Rate shall also apply from demand until the Obligations or any judgment thereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360).    Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (‘‘Actual/360 Computation’’). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

REPAYMENT TERMS.    This Note shall be due and payable in consecutive monthly payments of accrued interest only, commencing on December 31, 2004, and continuing on the same day of each month thereafter until fully paid. In any event, this Note shall be due and payable in full, including all principal and accrued interest, on demand.

APPLICATION OF PAYMENTS.    Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. Upon the occurrence of a default in the payment of the Obligations or a Default (as defined in the other Loan Documents) under any other Loan Document, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

DEFINITIONS. Loan Documents.    The term ‘‘Loan Documents’’, as used in this Note and the other Loan Documents, refers to all documents executed in connection with or related to the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and any letters of credit issued pursuant to any loan agreement to which this Note is subject, any applications for such letters of credit and any other documents executed in connection therewith or related thereto, and may include, without limitation, a commitment letter that survives closing, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. §101, as in effect from time to time). Obligations. The term ‘‘Obligations’’, as used in this Note and the other Loan Documents, refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s), and all obligations under any swap agreements (as defined in 11 U.S.C. §101, as in effect from time to time) between Borrower and Bank, or its affiliates, whenever executed. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

LATE CHARGE.    If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS’ FEES AND OTHER COLLECTION COSTS.    Borrower shall pay all of Bank’s reasonable expenses incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY.    If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

DEMAND NOTE.    This is a demand Note and all Obligations hereunder shall become immediately due and payable upon demand. In addition, the Obligations hereunder shall automatically become immediately due and payable if Borrower or any guarantor or endorser of this Note commences or has commenced against it a bankruptcy or insolvency proceeding.

REMEDIES.    Upon the occurrence of a default in the payment of the Obligations or a Default (as defined in the other Loan Documents) under any other Loan Document, Bank may at any time thereafter, take the following actions: Bank Lien. Foreclose its security interest or lien against Borrower’s accounts without notice. Cumulative. Exercise any rights and remedies as provided under the Note and the other Loan Documents, or as provided by law or equity.

FINANCIAL AND OTHER INFORMATION.    Borrower shall deliver to Bank such information as Bank may reasonably request from time to time, including without limitation, financial statements and information pertaining to Borrower’s financial condition. Such information shall be true, complete, and accurate.

WAIVERS AND AMENDMENTS.    No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank. No waiver by Bank of any Default (as defined in the other Loan Documents) shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Except to the extent otherwise provided by the Loan Documents or prohibited by law, each Borrower and each other person liable under this Note waives presentment, protest, notice of dishonor, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may (i) extend, modify or renew this Note or make a novation of the loan evidenced by this Note, and/or (ii) grant releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any Borrower or other person liable under this Note or any other Loan Documents, all without notice to or consent of each Borrower and other such person, and without affecting the liability of each Borrower and other such person; provided, Bank may not extend, modify or renew this Note or make a novation of the loan evidenced by this Note without the consent of the Borrower, or if there is more than one Borrower, without the consent of at least one Borrower; and further provided, if there is more than one Borrower, Bank may not enter into a modification of this Note which increases the burdens of a Borrower without the consent of that Borrower.

MISCELLANEOUS PROVISIONS.    Assignment.    This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank’s interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank’s prior written consent is null and void. Any assignment shall not release Borrower from the Obligations. Applicable Law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the state named in Bank’s address on the first page hereof without regard to that state’s conflict of laws principles. If the terms of this Note should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Borrower’s Accounts. Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower’s accounts with Bank and any of its affiliates. Swap Agreements. All swap agreements (as defined in 11 U.S.C. §101, as in effect from time to time), if any, between Borrower and Bank or its affiliates are independent agreements governed by the written provisions of said swap agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in said written swap agreements, and any payoff statement from Bank relating to this Note shall not apply to said swap agreements unless expressly referred to in such payoff statement. Jurisdiction. Borrower irrevocably agrees to nonexclusive personal jurisdiction in the state named in Bank’s address on the first page hereof. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower’s address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Wachovia Bank, National Association, Mail Code VA7628, P. O. Box 13327, Roanoke, VA 24040 or Wachovia Bank, National Association, Mail Code VA7628, 10 South Jefferson Street, Roanoke, VA 24011 or such other address as Bank may specify in writing from time to time. Notices to Bank must include the mail code. In the event that Borrower changes Borrower’s address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid. Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term ‘‘person’’ shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Advances. Bank may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. If there is more than one Borrower, each is jointly and severally obligated. Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time. LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES. EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE. Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts. FINAL AGREEMENT. This Note and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

WAIVER OF JURY TRIAL.    TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS

NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ACCEPT THIS NOTE. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS NOTE.

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

12K LLC, a Florida Limited Liability Company
By: /s/ Raymond K. Mason (SEAL) Raymond K. Mason, Managing Member

Affidavit of Out-of-State Execution and Delivery
(Corporate or Partnership)

STATE OF Georgia

COUNTY OF Glynn

Before me this day personally appeared Raymond K. Mason (‘‘Affiant’’) who being by me first duly sworn, deposes and says:

1.	That Affiant is the Managing Member of 12K LLC, a Florida Limited Liability Company (the ‘‘Borrower’’).

2.	That on the date hereof, Affiant, on behalf of the Borrower executed the following documents (collectively, the ‘‘Documents’’) in the State of Georgia:

(a)	that certain Promissory Note in the stated principal amount of Ten Million Dollars ($10,000,000.00) dated 11/19/2004, made payable by Borrower to Wachovia Bank, National Association (‘‘Wachovia’’).

(b)	list and describe with specificity any other documents (e.g., loan agreement, commitment letter, security agreement, amendment to loan agreement, etc.)

Indemnification Letter Agreement re: Doc Stamps (from Borrower)

3.	That the Affiant forwarded and delivered the Documents by UPS directly from the State of Ga. to Wachovia Bank, National Association, Commercial Loan Services, NC - 6048, 100 North Main Street, Winston Salem, North Carolina 27101, for delivery to and acceptance by Wachovia Bank, National Association, as agent for and on behalf of Wachovia.

FURTHER AFFIANT SAYETH NOT.

Dated: November 19, 2004

Signature of Affiant:

12K LLC, a Florida Limited Liability Company

/s/ Raymond K. Mason
Name: Raymond K. Mason
Title: Managing Member

The foregoing affidavit was sworn to before me this 24 day of November, 2004 at Sea Island, Georgia - The Cloister by Affiant.

[ILLEGIBLE]
Notary Public, State of Georgia
My commission expires: 8/20/05

Notary Public, Glynn County, Georgia
My Commission Expires Aug. 20, 2005

12K LLC, a Florida Limited Liability Company
2022 Hendricks Avenue
Jacksonville, Florida 32207

November 19, 2004

Ralph B. Wilson, Jr.,
Senior Vice President
Wachovia Bank, National Association
225 Water Street
Jacksonville, Florida 32202

Dear Mr. Wilson:

Reference is made to the loan in the amount of $10,000,000.00 made to 12K LLC, a Florida Limited Liability Company (‘‘Borrower’’), as evidenced by that certain Promissory Note in the face amount of $10,000,000.00 and made payable to Wachovia Bank, National Association (‘‘Wachovia’’) dated November 19, 2004 (the ‘‘Note’’).

The Note was executed and delivered to Wachovia outside of the State of Florida. Borrower agrees that if the Florida Department of Revenue, or any other governmental agency should determine at any time that documentary stamps are required on the Note for any reason, including enforcement of the Note, Borrower shall fully indemnify Wachovia, its successors and/or assigns, for the costs of the documentary stamps on the Note, and all interest and penalties that Wachovia, its successors and/or assigns may be called upon to pay.

12K LLC, a Florida Limited Liability Company
By: /s/ Raymond K. Mason (SEAL) Raymond K. Mason, Managing Member

AFFIDAVIT OF RECEIPT AND ACCEPTANCE

STATE OF North Carolina
                       (State of execution)

COUNTY OF Forsyth
                           (County of execution)

Before me this day personally appeared Jon Good (the ‘‘Affiant’’) who
                                                                        (Name of Wachovia Bank Agent)

being by me first duly sworn, deposes and says:

1.	That Affiant is a duly authorized agent of Wachovia Bank, National Association
(‘‘Wachovia Bank’’) for the purpose of receiving delivery of and accepting on behalf of
Wachovia Bank, promissory notes and other loan documents executed outside of the State of
Florida by borrowing customers of Wachovia Bank.

2.	On 11/26/04, Affiant, acting as a duly authorized agent of Wachovia (Date of receipt)

Bank, received delivery of and accepted within the State of North Carolina,
                                                                                                           (State of acceptance of delivery)

the following documents (collectively, the ‘‘Documents’’):

(a)	that certain Promissory Note in the stated principal amount of $10,000,000.00, dated (Amount of note)

11/19/04, executed by 12K LLC, a Florida Limited Liability Company,
          (Date of note)                                                   (Name of Borrower)

as maker and made payable to Wachovia.

(b)	Indemnification Letter Agreement [list and describe with specificity any other documents (e.g., loan agreement, commitment letter, guaranty, security agreement, amendment to loan agreement)]

FURTHER AFFIANT SAYETH NOT:

Dated: 11-26-04

Signature of Wachovia Bank Agent. Jon Good

Print Name: Jon Good

The foregoing affidavit was sworn to before me this 24th day of November 2004

                                                                                    (Day)                (Month)           (Year)

at Forsyth, NC

(City or country)        (State)

[ILLEGIBLE]
Notary Public, State of NC
(State of execution)
My commission expires:

THIS PROMISSORY NOTE IS BEING EXECUTED AND DELIVERED OUTSIDE OF THE STATE OF FLORIDA. ACCORDINGLY, THIS PROMISSORY NOTE IS EXEMPT FROM DOCUMENTARY STAMP TAX PURSUANT TO THE FLORIDA ADMINISTRATIVE CODE.

AMENDED AND RESTATED DEMAND
MASTER REVOLVING PROMISSORY NOTE

$12,000,000.00	EXECUTED AT NEW YORK, NEW YORK DATED AS OF SEPTEMBER 13, 2005

The undersigned, 12K LLC, a Florida limited liability company (hereinafter called ‘‘Maker’’ or ‘‘Borrower’’) promises to pay to the order of HSBC BANK USA (hereinafter, together with any holder hereof, called ‘‘Bank’’ or ‘‘Holder’’), at its office located at 101 North Federal Highway, Suite 501, Boca Raton, Florida 33432, ON DEMAND, amounts advanced from time to time under the terms of this Note up to the maximum principal sum of Twelve Million and 00/100 Dollars ($12,000,000.00) together with interest thereon from the date hereof on the outstanding principal amount of this Note until paid in full at the rate set forth below.

The proceeds of this Note shall be used for general investment purposes. Advances hereunder (each advance under this Note hereinafter referred to as an ‘‘Advance’’) shall be made by the Bank upon written request of the Borrower stating the date on which the Advance is to be made (the ‘‘Borrowing Date’’), and the principal amount of the Advance requested delivered at least two (2) days prior to the date on which the Advance is to be made. Any notice delivered under this sub-section shall be irrevocable and bind the Borrower to consummate the Advance on the Borrowing Date. Each Advance shall be in the minimum amount of $100,000.00. The proceeds of any Advance to the Borrower shall on the date of such Advance be deposited in such account as shall be designated in writing by Borrower. Bank will lend or advance for the account of Borrower from time to time, and Borrower may borrow, repay (so long as Borrower does not reduce the outstanding principal balance under this Note below the sum of One Thousand and 00/100 Dollars ($1,000.00)) and re-borrow such amounts as may be required for general investment purposes up to the maximum principal sum of $12,000,000.00, not exceeding in the aggregate, an amount equal to the ‘‘Adjusted Collateral Value’’ (as said term is defined in Article 3 of the Amended and Restated Collateral Maintenance Agreement entered into by and between Raymond K. Mason and Minerva R. Mason, his wife (collectively, ‘‘Guarantor’’) and Bank and acknowledged by Borrower, dated as of even date herewith (the ‘‘Collateral Maintenance Agreement’’)) of the Collateral (as defined in the Collateral Maintenance Agreement), less an amount equal to the aggregate sum of the then outstanding principal balance under the $5,000,000.00 Note and the $4,000,000.00 Note (as said terms are defined in the Collateral Maintenance Agreement), less the aggregate face amount of any standby letters of credit (‘‘Letters of Credit’’) issued by Bank on behalf of Borrower, not exceeding the aggregate face amount of $5,000,000.00. The Letters of Credit shall not exceed a period of one (1) year from issuance and shall be issued upon such other terms and provisions as shall be established by Bank in its sole and absolute discretion. Borrower shall pay to Bank for each Letter of Credit issued a fee equal to 1.25% per annum, based upon the face amount of the Letter of Credit issued, which fee shall be payable quarterly, up-front on the first day of each quarterly period. Borrower shall additionally be responsible for payment of any other normal and ordinary charges and expenses typically charged by Bank in connection with the issuance of Letters of Credit. The aggregate amounts advanced under this Note shall not exceed the sum set forth above, and, in the event the amount outstanding under this Note at any time exceeds the permitted amount, said excess amount shall bear interest at the interest rate set forth herein and shall be due and payable in full ON DEMAND.

Interest on the outstanding principal amount of this Note will be due and payable on the last day of each month.

In order to compensate Holder for loss and expense occasioned by handling delinquent payments, which include, but are not limited to, the cost of processing and collecting delinquencies, Maker shall pay to Holder, in addition to any interest or other sums payable under this Note, a service charge equal to five percent (5%) of the amount of any payment not received by Holder within fifteen (15) days of the due date thereof.

Prior to the date that demand is made for payment of the principal hereof, this Note shall bear interest at a rate (the ‘‘Interest Rate’’) equal to 1.25% (125 basis points) per annum above LIBOR (as defined herein). Said Interest Rate shall be adjusted on the first day of each Time Period. After demand is made for payment of the outstanding principal amount, interest under this Note shall be payable on demand and shall accrue at a rate per annum equal to the lesser of 2% per annum above the Interest Rate, or the maximum rate permitted by applicable law (the ‘‘Default Rate’’). Any judgment obtained by Bank against Maker shall also bear interest at the Default Rate. In no event shall the interest rate applicable at any time to this Note exceed the maximum rate permitted by law. Time Period shall mean a period of thirty (30) days.

As used herein, ‘‘LIBOR’’ means the rate per annum equal to the London Interbank Offered Rate shown on Bridge Telerate Screen 3750 or any successor page thereto, rounded upward to the nearest 1/8th of 1% per annum, quoted at approximately 11:00 A.M. London time, two Business Days (as defined herein) prior to the date of this Note and two Business Days prior to the first day of each Time Period thereafter for United States Dollar deposits in an amount comparable to the principal amount of this Note for a period equal to the Time Period. ‘‘Business Day’’ shall mean a day other than Saturday, Sunday or holiday on which banks in London and New York City, New York are open to conduct their usual business.

Interest charged under this Note shall be computed on the basis of a 360-day year for the actual number of days elapsed. This Note shall be payable in lawful money of the United States of America in immediately available funds. All payments on this Note shall be applied to the payment of accrued interest before being applied to the payment of principal.

If the Bank determines, in its sole discretion, during the term of this Note, that (A) by reason of circumstances affecting the London Interbank Market generally, adequate and fair means do not exist for ascertaining an applicable LIBOR, or (B) quotes for funds in United States Dollars in sufficient amounts comparable to the then outstanding principal amount for periods of 360 days are not be available to Bank in the London Interbank Market, or (C) quotes for funds in United States Dollars in the London Interbank Market will not accurately reflect the cost to Bank of funding all or part of the principal amount, or (D) the making or funding of loans, or charging of interest at rates, based on LIBOR shall be unlawful or unenforceable for any reason, then as long as such circumstance(s) shall continue, the then outstanding principal amount shall bear interest at a variable rate equal to the Alternative Rate and such rate shall be the Interest Rate for all other purposes hereof.

‘‘Alternative Rate’’ means a variable rate per annum equal to the Bank’s Reference Rate minus one and one-half percent (1.5%). ‘‘Reference Rate’’ means the rate established by the Bank, from time to time, at its principal domestic office as its reference rate for domestic commercial loans. Bank may make loans to customers above, at or below the Reference Rate. Any change in the Reference Rate shall become effective on the date of such change.

Maker shall be entitled to prepay the outstanding principal amount of each Advance made pursuant to this Note in whole or in part without the prior consent of Bank before 11:00 A.M. on any Business Day (the ‘‘Prepayment Date’’), together with (i) the payment of all interest accrued on the prepaid principal to the date of prepayment and (ii) the payment of the Liquidated Cost (as defined below), provided that Bank has received written notice from Maker, at least seven (7) Business Days prior to such Prepayment Date, informing the Bank that prepayment will occur on such Prepayment Date. As used herein, ‘‘Liquidated Cost’’ means, with respect to any prepayment (unless the rate is based upon the Reference Rate), an amount necessary to compensate Bank for the cost of reinvesting, for the period extending to the last day of the then current Time Period for such Advance, the prepaid principal amount received by Bank at a rate or rates which may be less than the Interest Rate. Maker and Bank acknowledge that determining the actual amount of the Liquidated Cost may be difficult or impossible in any specific instance and accordingly Maker agrees with Bank that the Liquidated Cost shall equal the excess, if any, of (i) the product of (A) the amount of principal prepaid, multiplied by (B) the Interest Rate divided by 360, multiplied by (C) the remaining number of days from the date of the prepayment to the end of the then current Time Period for such Advance, over (ii) that amount of interest which Bank determines that the holder of a Treasury Obligation (as defined below) selected by Bank in the amount (or as close to such amount as is feasible) of the prepaid principal and having a maturity date on the last day of the then current Time Period for such Advance (or as soon thereafter as is feasible), would earn if that Treasury Obligation were purchased in the secondary market on the date of the prepayment and were held to the last day of the then current Time Period for such Advance. Maker agrees that the determination of Liquidated Cost shall be based on amounts which a holder of a Treasury Obligation could receive under these circumstances, whether or not Bank actually invests the prepaid principal amount in any Treasury Obligation. As used herein, ‘‘Treasury Obligation’’ means a note, bill or bond issued by the United States Treasury Department as a full faith and credit general obligation of the United States. Maker agrees that the payment of Liquidated Cost as a premium in connection with any prepayment is reasonable to compensate Bank for lost income resulting from such prepayment because Maker is receiving the benefit of having the Interest Rate priced based on LIBOR. The above set forth prepayment fee shall apply in the case of a voluntary or involuntary prepayment.

Each payment to be made hereunder shall be free and clear of, and without deductions for or on account of any present or future taxes, imposts, charges, levies, compulsory loans or other withholdings or deductions whatsoever (excluding taxes imposed on the income of Holder or withholding taxes on interest income payable to Holder). If the Maker shall be required by applicable law to make any such deduction from any payment hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this paragraph) Bank receives an amount equal to the sum it would have received had no deductions been made, (ii) the Maker shall make such deductions, and (iii) the Maker shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Maker agrees to pay, if necessary, all stamp, documentary, or similar taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this instrument.

MAKER ACKNOWLEDGES THAT THIS NOTE IS AN OBLIGATION WHICH IS PAYABLE ON DEMAND, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY OTHER INSTRUMENT, AGREEMENT OR OTHER DOCUMENT TO WHICH MAKER AND/OR BANK IS A PARTY, THE ENUMERATION IN ANY SUCH DOCUMENT OF SPECIFIC EVENTS OF DEFAULT, CONDITIONS AND/OR COVENANTS RELATING TO THE LOAN EVIDENCED BY THIS NOTE OR TO ANY OTHER OBLIGATION, SHALL NOT BE CONSTRUED TO QUALIFY, DEFINE OR OTHERWISE LIMIT IN ANY WAY BANK’S RIGHT, POWER OR ABILITY, AT ANY TIME, TO MAKE DEMAND FOR PAYMENT OF THE PRINCIPAL OF AND INTEREST ON THIS NOTE, AND MAKER AGREES THAT THE OCCURRENCE OF ANY EVENT OF DEFAULT OR BREACH OF ANY CONDITION OR COVENANT IN ANY SUCH DOCUMENT IS NOT THE ONLY BASIS FOR DEMAND TO BE MADE ON THIS NOTE.

The indebtedness evidenced by this Note, and all other indebtedness of Maker to Holder, however and whenever incurred or evidenced, whether primary, secondary, direct, indirect, absolute, contingent, sole, joint or several, due to become due, or which may be hereafter contracted or acquired, whether arising in the ordinary course of business or otherwise (hereinafter with this Note, called ‘‘Liabilities’’ or ‘‘Obligations’’) is secured by an Amended and Restated Hypothecation and Security Agreement, the Collateral Maintenance Agreement and all associated loan documents (collectively, the ‘‘Loan Documents’’) encumbering certain property of Guarantor, including all proceeds thereof and rights in connection therewith, which property, together with additions and substitutions, is called the ‘‘Collateral’’. Holder shall have such rights with respect to the Collateral as is set forth in the Loan Documents and as is authorized by law. The rights and remedies of Bank provided hereunder are cumulative with the rights and remedies available to Bank under the Loan Documents or under applicable law.

Additions to, releases, reductions or exchanges of or substitutions for the Collateral, payments on account of this loan or increases of the same, or other loans made partially or wholly upon the Collateral, may from time to time be made without affecting the provisions of this Note or the Liabilities of any party hereto. If any of the Collateral is personal property, Holder shall exercise reasonable care in the custody and preservation of the Collateral in its possession, and shall be deemed to have exercised reasonable care if it takes such action for that purpose as Maker shall reasonably request in writing, but no omission to comply with any request of Maker shall of itself be deemed a failure to exercise reasonable care. Holder shall not be bound to take any steps necessary to preserve any rights in the Collateral against prior parties, and Maker shall take all necessary steps for such purposes. Holder or its nominee need not collect interest on or principal of any Collateral or give any notice with respect thereto. To the extent that any of the Collateral is personal property and the Holder elects to proceed with respect to it in accordance with the Uniform Commercial Code, then unless that Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Holder will give Maker reasonable notice of the time and place of any public or private sale thereof. The requirement of reasonable notice shall be met if such notice is mailed, postage prepaid, to any Maker at the address given below or at any other address shown on the records of Holder at least five (5) days before the time of sale. Upon disposition of any Collateral after the occurrence of any default hereunder, Maker shall be and shall remain liable for any deficiency; and Holder shall account to Maker for any surplus, but Holder shall have the right to apply all or part of such surplus (or to hold the same as a reserve) against any and all other Liabilities of each or any Maker to Holder.

Except as otherwise provided in the Loan Documents, Holder may, at any time, whether or not this Note is due: (i) transfer the whole or any part of the Collateral into the name of itself or its nominee; (ii) vote the Collateral; (iii) notify the Maker on any Collateral to make payment to Holder of any amounts due or to become due thereon; (iv) demand, sue for, collect, or make any compromise or settlement it deems desirable with reference to the Collateral; (v) take possession or control of any proceeds of the Collateral; and (vi) exercise all other rights necessary or required, in Holder’s discretion, in order to protect its interests hereunder. Items (i) through (v) shall be effective only after such time as Holder has demanded payment under this Note and Maker has failed to pay all sums due and payable under this Note within the time required pursuant to said demand.

In no event shall Holder be entitled to unearned or unaccrued interest or other charges or rebates, except as may be authorized by law; nor shall any such party be entitled to receive at any time any such charges not allowed or permitted by law, or any interest in excess of the highest lawful rate. Any payments of interest in excess of the highest lawful rate shall be credited by Holder on interest accrued or principal or both; except that Maker shall have an option to demand refund as to any such interest or charges in excess of the highest lawful rate.

No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other rights under this Note. Presentment, demand, protest, notice of dishonor and all other notices are hereby waived by Maker. Maker, jointly and severally, promise and agree to pay all costs of collection and reasonable attorney’s fees, including reasonable attorney’s fees of any suit, out of court, in trial, on appeal, in bankruptcy proceedings or otherwise, incurred or paid by Holder in enforcing this Note or preserving any right or interest of Holder hereunder. Any notice to Maker shall be sufficiently served for all purposes if placed in the mail, postage prepaid, addressed to, or left upon the premises at the address shown below or any other address shown on Holder’s records.

This Note is not assumable without the Holder’s prior written consent, which consent may be granted by the Holder or denied by Holder, in Holder’s sole and absolute discretion.

Borrower will deliver to Bank, within sixty (60) days after the end of each calendar year, financial statements and cash flow statements (with detailed supporting documentation) of Borrower in such form and containing such content as shall be acceptable to Bank, in its sole and absolute discretion. Borrower shall also deliver to Bank copies of all tax returns and/or extensions (with all attached schedules) of Borrower within fifteen (15) days of timely filing of the same. In addition to the above, Borrower shall submit to Bank, upon request, such other financial information relating to Borrower as Bank may require.

The provisions of this Note and the Loan Documents shall be construed according to the internal laws (and not the laws of conflicts) of the State of Florida; except as set forth above, if Federal law would allow the payment of interest hereunder at a higher maximum rate than would be applicable under Florida law, in which case such Federal law shall apply to the determination of the highest applicable lawful rate of interest hereunder.

THIS AMENDED AND RESTATED DEMAND MASTER REVOLVING PROMISSORY NOTE CONSTITUTES A MODIFICATION, AMENDMENT, RESTATEMENT, INCREASE AND RENEWAL OF THAT CERTAIN DEMAND MASTER REVOLVING PROMISSORY NOTE IN THE PRINCIPAL AMOUNT OF TEN MILLION AND 00/100 DOLLARS ($10,000,000.00) DATED AS OF MARCH 31, 2004, EXECUTED BY MAKER IN FAVOR OF HOLDER (THE ‘‘ORIGINAL NOTE’’). IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THE ORIGINAL NOTE AND THE TERMS AND PROVISIONS OF THIS NOTE, THE TERMS AND PROVISIONS OF THIS NOTE SHALL GOVERN, CONTROL AND PREVAIL.

INTENTIONALLY LEFT BLANK

MAKER AND HOLDER HEREBY SEVERALLY, VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING UNDER OR IN CONNECTION WITH THIS NOTE OR PERTAINING TO THE OBLIGATIONS OF MAKER TO HOLDER AND/OR ANY PROPERTY SECURING THE SAME, REGARDLESS OF WHETHER SUCH ACTION OR PROCEEDING CONCERNS ANY CONTRACTUAL OR TORTIOUS OR OTHER CLAIM. MAKER ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO HOLDER IN ACCEPTING THIS NOTE, THAT THE HOLDER WOULD NOT HAVE ACCEPTED THIS NOTE WITHOUT THIS JURY TRIAL WAIVER, THAT MAKER HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY REGARDING THIS JURY TRIAL WAIVER, AND THAT MAKER UNDERSTANDS THE LEGAL EFFECT OF THIS JURY TRIAL WAIVER.

Address:
12K LLC, a Florida limited liability company

By: Title: Raymond K. Mason, Managing Member

STATE OF NEW YORK	)
)
COUNTY OF	)

The foregoing instrument was executed and acknowledged before me this      day of September, 2005, by Raymond K. Mason, as Managing Member of and on behalf of 12K LLC, a Florida limited liability company, in the City of New York, in the State of New York. He is personally known to me or produced a                                  driver’s license or                                          as identification.

Notary Public State of New York
Print Name:
My Commission Expires:
My Commission Number:
(Signing as a Notary, and not as a maker or endorser of this Note)